Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Gritstone bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	6,637,165	$3.09	$20,508,839.85	0.0001102	$2,260.08

	Equity	Common Stock underlying Pre-Funded Warrants(3)	457(c)	13,274,923	$3.09	$41,019,512.07	0.0001102	$4,520.36

	Total Offering Amounts					$61,528,351.92		$6,780.44

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$6,780.44

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Global Select Market on November 15, 2022, which date is within five business days prior to the filing of this Registration Statement.

(3)	Represents shares of Common Stock, par value $0.0001 per share, issuable upon exercise of pre-funded warrants at an exercise price of $0.0001 per share.